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HEALTHEXTRAS


For Immediate Release                  Contact: Catherine Kaliniak
---------------------                           MarkIT Results
                                                703-273-0400
                                                ckaliniak@markitresults.com



             HEALTHEXTRAS ANNOUNCES $12 MILLION PRIVATE PLACEMENT TO FUND STRATEGIC ACQUISITIONS AND MAINTAIN RAPID GROWTH

ROCKVILLE, MD - (September 28, 2001) - HealthExtras, Inc. (NASDAQ: HLEX), a leading source of affordable health and disability benefit programs developed specifically for individuals, small businesses and employer groups, today announced a $12 million private placement of unregistered securities.

"We have identified a number of opportunities which would be accretive and accelerate our growth," said David T. Blair, Chief Executive Officer of HealthExtras. "An additional $12 million in cash allows us to execute our acquisition strategy while maintaining a strong balance sheet." The offering was sized to provide the Company sufficient capital to pursue acquisition and marketing opportunities while minimizing dilution to existing shareholders. Immediately following this offering the Company will have approximately $30 million of cash on hand and as previously announced is operating at positive cash flow.

"While our core business is on track, it is important that we continue to diversify our revenues by extending our marketing reach and expanding our portfolio of products through strategic acquisitions," added Blair. In addition to funding acquisitions, the proceeds could potentially be used to expand the Company's worksite and international marketing.

Under the terms of the financing, HealthExtras sold approximately 3.0 million shares of common stock based on a closing price of $4.67 less transaction costs and discount for purchasing unregistered securities. The Company also issued approximately 840,000 warrants at 115% of the closing price which upon exercise will provide the Company an additional $4.5 million.

"Obviously, it was a difficult decision to sell our stock at this level, however, given the current uncertainty in the insurance and financial service sectors, we believe this transaction supports the long term interests of the Company and our shareholders," stated Blair.


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The securities sold in this placement have not been registered under the
Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. HealthExtras has agreed to file a registration statement with respect to the shares following the closing. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

ABOUT HEALTHEXTRAS (WWW.HEALTHEXTRAS.COM)
HealthExtras is a leading provider of health, pharmacy and disability benefits. Through its website, employee benefit plans and other direct channels, HealthExtras offers individuals, small businesses and employer groups affordable health, pharmacy, and disability benefits. The Company provides pharmacy benefit management services focusing on the unique needs and priorities of small to mid-sized employer groups and managed care organizations. The Company has an integrated mail order pharmacy and a nationwide network of over 53,000 retail pharmacies. Founded in 1997, HealthExtras is located in Rockville, Maryland, and is publicly traded on the NASDAQ Exchange under the symbol: HLEX.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING INFORMATION. THE FORWARD-LOOKING STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION ACT OF 1995. FORWARD-LOOKING STATEMENTS MAY BE SIGNIFICANTLY IMPACTED BY CERTAIN RISKS AND UNCERTAINTIES DESCRIBED IN HEALTHEXTRAS' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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